July 15, 2005

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Re: FrequentTraveller.com Inc. - Form SB-2 Registration Statement

Dear Sirs:

As an independent registered public accounting firm, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated July 15, 2005, of the following:

▪
Our Report to the Stockholders and Board of Directors of FrequentTraveller.com Inc. dated July 5, 2005 on the financial statements of the Company for the years ended December 31, 2004 and December 31, 2003.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

/s/ Dale Matheson Carr-Hilton LaBonte

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada